EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE              Contact: Robert Evans
July 1, 2002                                President and CEO
                                            (740) 373-3155


                    PEOPLES BANCORP LISTED IN TOP 100 IN OHIO
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                     2Q 2002 Earnings to be released July 22

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) was recently recognized by The Cleveland Plain Dealer as one of the Top 100 businesses in Ohio, placing 52nd on this year's list.
         Each year The Plain Dealer honors the top 100 performing publicly traded companies with headquarters in Ohio, ranking companies by several measures of performance and size such as last year's revenues, and three-year measurements of revenue and net income growth, as well as total shareholder return, return on average equity, and other key performance indicators.
         "This recognition is a credit to the efforts of all our associates who continue to deliver quality financial products to our growing customer base," said Robert E. Evans, President and CEO of Peoples Bancorp. "It does not happen by accident. It is an honor to be recognized among the best for several years in a row."
         In 2001, Peoples reported its 28th consecutive year of increased earnings, as net income reached $12.3 million and return on shareholders equity totaled 13.60%. Peoples has also increased its annual dividend to shareholders for 36 consecutive years. Assuming dividend reinvestment, total return to shareholders on a 10-year compounded basis is over 19%.
         "In these times of market uncertainty, I think investors like our consistent performance," Evans continued. "We will continue to invest in financial solutions that benefit our customers, associates, and shareholders."
         Peoples announced it will release corporate earnings for the quarter ended June 30, 2002, on Monday, July 22, at approximately 1:00 pm local time. Peoples will conduct a conference call on July 24, 2002 at 3:00 pm, EDT, to discuss second quarter results of operations. The conference call is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. Members of Peoples' executive management will participate in the call.
         To participate in the facilitated conference call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. Brief opening remarks will be followed by a question and answer period. A transcript of the discussion will be placed on Peoples' web site at www.peoplesbancorp.com: click on "Investor Relations", then "Conference Call Transcripts".
         Peoples Bancorp Inc., a diversified financial products and services company with $1.3 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 sales offices and 28 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO". Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.


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